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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE

                     HOLLIS-EDEN RAISES ANOTHER $12 MILLION
                  THROUGH SECOND PRIVATE PLACEMENT IN JANUARY

SAN DIEGO -February 1, 1999 - Hollis-Eden Pharmaceuticals, Inc. (NASDAQ: HEPH) today announced the completion of a $12 million private placement of 648,649 shares of common stock at $18.50 per share to Los Angeles-based Robert E. Petersen, founder of Petersen Publishing Company.

Last week, Hollis-Eden announced a $13 million private placement led by Capital Research and Management Co. The two private placements, totaling $25 million, combined with previous cash on hand, will give the company approximately $52 million in capital. The company will now have approximately 10,467,764 shares of common stock outstanding.

"We are pleased that quality investors like Robert Petersen and Capital Research and Management Group are taking significant positions in Hollis-Eden," said Richard Hollis, chairman and chief executive officer of Hollis-Eden. "A strong balance sheet is necessary to accelerate the expansion of our human resources, and support the development of HE2000, now approaching clinical trials, and also our next two drug candidates for HIV/AIDS and hepatitis."

Hollis-Eden Pharmaceuticals, Inc. is a San Diego-based biopharmaceutical company engaged in the development and commercialization of products for the treatment of infectious diseases and immune system disorders. For more information about Hollis-Eden, contact the company's Web site at www.holliseden.com.

Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete pivotal clinical trials, the Company's future capital needs, the Company's ability to obtain additional funding and required regulatory approvals, the development of competitive products by other companies, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

Contact:
                    Media:                        Investors:
                    Melanie Guy                   Sanjay Sabnani
                    Russell-Welsh, Inc.           Coffin Communications
                    (650) 312-0700, ext. 20       (818) 789-0100

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